                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A
                   Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*


                            Suiza Foods Corporation
-----------------------------------------------------------------------------
                               (Name of Issuer)

                     Common Stock, par value $.01 per share
-----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  865 077 10 1
-----------------------------------------------------------------------------
                                 (CUSIP Number)

         Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
         (See Rule 13d-7).

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 4 pages



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CUSIP No.                         SCHEDULE 13G



--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Gregg L. Engles
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                     (a) /  /
                                                             (b) /  /
      Not applicable
--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States Citizen
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     1,826,830
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   Not applicable
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     1,826,830
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     Not applicable
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      1,826,830
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)

      Not applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      6.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)


      IN
--------------------------------------------------------------------------------



                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 2 of 4 Pages
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                                  SCHEDULE 13G



Item 1(a)    NAME OF ISSUER:

             Suiza Foods Corporation
             -------------------------------------------------------------------

     1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             2515 McKinney Avenue, Suite 1200, Dallas, Texas  75201
             -------------------------------------------------------------------



Item 2(a)    NAME OF PERSON FILING:

             Gregg L. Engles
             -------------------------------------------------------------------

     2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

             2515 McKinney Avenue, Suite 1200, Dallas, Texas  75201
             -------------------------------------------------------------------


Item 2(c)    CITIZENSHIP:

             United States Citizen
             -------------------------------------------------------------------

     2(d)    TITLE OF CLASS OF SECURITIES:

             Common Stock, par value $.01 per share
             -------------------------------------------------------------------

     2(e)    CUSIP Number:

             865077 10 1
             -------------------------------------------------------------------

Item 3       TYPE OF REPORTING PERSON:

             Not applicable
             -------------------------------------------------------------------

Item 4       OWNERSHIP:

             (a)    AMOUNT BENEFICIALLY OWNED:    1,826,830


             (b)    PERCENT OF CLASS:             6.0%


             (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i)    Sole power to vote:  1,826,830 (including
                    611,600 shares subject to options exercisable within 60
                    days)

             (ii)   Shared power to vote: Not applicable

             (iii) Sole power to dispose: 1,826,830 (including 611,600 shares subject to options exercisable within 60 days)

             (iv)   Shared power to dispose: Not applicable





                             Page 3 of 4 Pages


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Item 5             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                   Not applicable
                   -------------------------------------------------------------


Item 6             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON:

                   Not applicable
                   -------------------------------------------------------------


Item 7 IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                   Not applicable
                   -------------------------------------------------------------


Item 8             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                   Not applicable
                   -------------------------------------------------------------


Item 9             NOTICE OF DISSOLUTION OF GROUP:

                   Not applicable
                   -------------------------------------------------------------


Item 10            CERTIFICATION:

                   -------------------------------------------------------------


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED:  2/15/01
      ------------

                                             By: /s/ GREGG L. ENGLES
                                                 -------------------------------
                                                     Gregg L. Engles






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